Filed pursuant to Rule 433

Registration No. 333-282807

Issuer Free Writing Prospectus dated August 7, 2025

Relating to Preliminary Prospectus Supplement dated August 7, 2025

ROPER TECHNOLOGIES, INC.

PRICING TERM SHEET

August 7, 2025

$500,000,000 4.250% Senior Notes due 2028

$500,000,000 4.450% Senior Notes due 2030

$1,000,000,000 5.100% Senior Notes due 2035

Issuer:	Roper Technologies, Inc.

Trade Date:	August 7, 2025

Settlement Date (T+3)*:	August 12, 2025

Expected Ratings (Moody’s/S&P)**:	Baa2 / BBB+

Securities	Senior Notes due 2028 (the “2028 Notes”)	Senior Notes due 2030 (the “2030 Notes”)	Senior Notes due 2035 (the “2035 Notes”)
Principal Amount:	$500,000,000	$500,000,000	$1,000,000,000

Maturity Date:	September 15, 2028	September 15, 2030	September 15, 2035

Benchmark Treasury:	UST 3.875% due July 15, 2028	UST 3.875% due July 31, 2030	UST 4.25% due May 15, 2035

Benchmark Treasury Price and Yield:	100-14 ¾ / 3.707%	100-11 ¾ / 3.793%	100-03+ / 4.236%

Spread to Benchmark Treasury:	T + 55 basis points	T + 70 basis points	T + 90 basis points

Yield to Maturity:	4.257%	4.493%	5.136%

Price to Public:	99.975% of the principal amount	99.801% of the principal amount	99.712% of the principal amount

Coupon:	4.250%	4.450%	5.100%

Interest Payment Dates:	March 15 and September 15, beginning March 15, 2026	March 15 and September 15, beginning March 15, 2026	March 15 and September 15, beginning March 15, 2026
Optional Redemption:	At any time prior to August 15, 2028, at Treasury plus 10 basis points; at any time on or after August 15, 2028 at par; plus, in each case, accrued interest to but excluding the redemption date.	At any time prior to August 15, 2030, at Treasury plus 15 basis points; at any time on or after August 15, 2030 at par; plus, in each case, accrued interest to but excluding the redemption date.	At any time prior to June 15, 2035, at Treasury plus 15 basis points; at any time on or after June 15, 2035 at par; plus, in each case, accrued interest to but excluding the redemption date.

CUSIP# / ISIN#:	776696AK2 / US776696AK26	776696AL0 / US776696AL09	776696AM8 / US776696AM81

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC Truist Securities, Inc.	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC U.S. Bancorp Investments, Inc.	BofA Securities, Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC PNC Capital Markets LLC

Passive Book-Running Managers:	Mizuho Securities USA LLC MUFG Securities Americas Inc. TD Securities (USA) LLC U.S. Bancorp Investments, Inc.	PNC Capital Markets LLC Mizuho Securities USA LLC MUFG Securities Americas Inc. TD Securities (USA) LLC	Mizuho Securities USA LLC MUFG Securities Americas Inc. TD Securities (USA) LLC Truist Securities, Inc.

Co-Managers:	BNP Paribas Securities Corp. Huntington Securities, Inc. PNC Capital Markets LLC RBC Capital Markets, LLC Scotia Capital (USA) Inc.	BNP Paribas Securities Corp. Huntington Securities, Inc. RBC Capital Markets, LLC Scotia Capital (USA) Inc. Truist Securities, Inc.	BNP Paribas Securities Corp. Huntington Securities, Inc. RBC Capital Markets, LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc.

*

We expect that delivery of the Securities will be made against payment therefor on or about the settlement date specified above, which will be the third business day following the date of this term sheet. Under Rule 15c6-1 of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the date of this term sheet or the following business day will be required, by virtue of the fact that the Securities initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Securities who wish to trade the Securities on the date of this term sheet or the following business day should consult their own advisor.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling or emailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Wells Fargo Securities, LLC at 1-800-645-3751 or wfscustomerservice@wellsfargo.com.